Exhibit 4.4

Forum	Vedanta Resources Plc Remuneration Committee Meeting

Date	11th November 2014

Agenda Item

Agenda Name	Performance Share Plan – 2014 Tranche

Presented by	Rajesh Padmanabhan

Performance Share Plan (“PSP”) is a conditional share plan for rewarding performance on a pre-determined performance criteria i.e. Total Shareholder Return (“TSR”) over 3-year performance period and continued employment with the Group.

1.	Coverage:

35% of the professional population (i.e. employees in grade M7 and above) covered – 2326 employees.

2.	Grant of options: VR Plc Options will be awarded to employees under the PSP effective 15th November 2014 as per below options matrix derived from average fixed pay of each grade.

Category	I	II	III	IV
SVP, M1	16,500	13,000	10,500	8,000
VP, M1	13,000	10,000	7,000	4,000
AVP, M2	8,500	6,500	5,000	3,500
GM, M2	6,500	5,200	3,900	2,600
M3	4,500	3,600	2,700	1,800
M4	3,000	2,400	1,800	1,200
M5	2,000	1,600	1,200	800
M6	1,100	900	700	500
M7	900	700	500	300

Note: The above grid is normalized at the Group level to factor consistencies and criticalities.

3.	Performance Period:

For vesting condition, the performance period considered will be 36 months from 1st April 2014 to 31st March 2017.

4.	Performance Conditions:

The options awarded under PSP shall vest after 3 years from date of grant based on the Group’s relative Total Shareholder Return (“TSR”) performance against the peer group of resource companies (as detailed out below) and continued employment with the Group.

Alcoa	Anglo American	Antofagasta	BHP Billiton	Boliden
Dragon Oil	First Quantum	Glencore Xstrata	Grupo Mexico	Hindalco Industries
Oz Minerals	Petrofac	Rio Tinto	Tullow Oil	Vale

The TSR performance of a company shall be calculated by reference to three month averaging periods prior to the start and end of the performance period.

If any member of the Comparator Group ceases to exist, its shares cease to be listed on a recognized stock exchange, or otherwise is so changed as to make it, in the opinion of the Committee, unsuitable as a member of the Comparator Group, the Committee may: (a) exclude that company; (b) in the event of a takeover, replace that company with the acquiring company; (c) include a substitute for that company; (d) track the future performance of that company by reference to an index; or (e) treat the company in any other way it decides is appropriate.

Performance Share Plan / Vedanta / Remco / November 2014

5.	Vesting Schedule:

The options shall cliff vest on completion of three years from the date of grant based on achievement of performance conditions and completion of tenure with Group.

Category	Based on TSR Performance	Based on Tenure
EDs / Exco Members	100%	—
P / M1 (SVP / VP)	80%	20%
M2 (AVP / GM)	50%	50%
M3 – M7	40%	60%

However, for an employee to be eligible for performance-based vesting, he/she should continue to be in employment at the date of vesting. Options are then exercisable up until the tenth anniversary of grant unless they lapse earlier.

Note: For the tenure-based vesting, individual performance of the employee will be taken into consideration.

6.	Vesting proportion:

At the end of the performance period, the company will be ranked in accordance to TSR performance against the companies in the comparator group with threshold vesting of 30% at median and scaling upto 100% vesting at upper quintile as below:

Rank	Percentage of share that vest
1 – 3 (Top quintile)	100%
4	90%
5	75%
6	60%
7	45%
8	30%
9 – 16 (Below median)	Nil

7.	Financial Implication: The average number of options per employee is 2361 and the total financial impact is $ 92 mn approx. Table below details out the cost implication of the proposed tranche as well as previous tranches:

Details	LTIP 2011		ESOP 2012		ESOP 2013		Proposed PSP Tranche 2014
No of employees covered		2684		2818		2485		2326
% age of eligible population covered		30%		39%		45%		35%
No of options allocated		2,862,100		4,652,550		3,963,750		5,491,000
Share Price (in GBP)		19		9.5		12		10
Exchange rate		72		87		80		100
Value per option		1368		826.50		960		1000
Average no of options per employee		1,066		1,651		1,595		2,361
Average share value per employee	Rs	14.58 L	Rs	13.64 L	Rs	15.31 L	Rs	23.61 L

Total Financial Impact	Rs	391.53 cr	Rs	384.53 cr	Rs	380.52 cr	Rs	549.10 cr

		$86.90 m		$69.92 m		$63.42 m		$91.52 m

Note: The share price assumed is GBP 10 for PSP 2014.

Performance Share Plan / Vedanta / Remco / November 2014

8.	PSP coverage for new joinees: Currently we are in the process of recruitment and induction of senior-level high resources in the following critical positions across the Group, likely to join us in FY 15.

Sl No	Position
1	CEO Designate – ZI
2	CEO – Aluminium & Power Sector
3	Group Treasury Head
4	Group Legal Counsel
5	Group Company Secretary, SSL

In line with our philosophy of providing competitive remuneration package that attracts and motivates high quality resources, we intend to cover them in PSP scheme effective their joining.

The above resources will be granted options effective 1st day of the immediately succeeding quarter in line with PSP scheme wherein vesting will be on completion of the 36-month performance period from the date of grant subject to achievement of performance conditions and continued employment as on the date of vesting.

We recommend for a prior approval of 100,000 options to line with the aforesaid proposal.

Enclosed:	Annexure A – Proposal for Executive Directors and PDMR
Annexure B – Guidelines for calculating the number of options for employees
Annexure C – List of employees covered in PSP 2014

Performance Share Plan / Vedanta / Remco / November 2014

Annexure A: PSP 2014 proposal for Executive Directors and PDMR

Executive Directors, VR Plc:

Position	INR Base	GBP Base	Total Base (in GBP)	Number of options proposed	Value of options at £10 (in GBP)	% of Base
Executive Chairman	—	1,608,000	1,608,000	225,000	2,250,000	140%
Dy Executive Chairman	92,650,000	85,000	1,011,500	140,000	1,400,000	138%
Chief Executive Officer	—	1,000,000	1,000,000	170,000	1,700,000	170%*

Note: * PSP coverage is governed by the appointment contract. Share price of GBP 8.8 considered for calculating grant numbers.

PDMR list: The other PDMR members will be awarded options as proposed below:

Sl No	Co	Name	Options Proposed for PSP 2014 (Share Price - £ 10 ; GBP : INR - 100)
1	Corp	Tarun Jain	95,000
2	Corp	D D Jalan	50,000
3	Corp	Agnivesh Agarwal	50,000
4	SSL, J	SK Roongta	40,000
5	ZI	R Kishore Kumar	30,000
6	HZL	Akhilesh Joshi	30,000
7	Corp	Dilip Golani	27,500
8	SC	P Ramnath	22,000
9	SSL, J	Abhijit Pati	22,000
10	HZL	Sunil Duggal	22,000
11	IOB	Pramod Unde	22,000
12	KCM	Steven Din	22,000
13	Corp	Rajesh Padmanabhan	20,000
14	Proj	M Siddiqi	16,500
15	Corp	Ashwin Bajaj	16500
16	Balco	Ramesh Nair	15,000
17	Corp	Roma Balwani	13,000
18	Corp	Deepak Kumar	11,000

Performance Share Plan / Vedanta / Remco / November 2014

Annexure B: Guidelines on coverage in PSP

•	35% of professional population will be eligible for coverage

•	Employees with a rating of not less than ‘Good’ in the last appraisal will be eligible.

•	M6 entry level freshers should have completed atleast 1 year of service as on 1st August 2014 and M7 entry level freshers should have completed alteast 2 years of service as on 1st August 2014.

•	Employees due to retire in the next 6 months will not be eligible.

•	The eligible population to be plotted on performance and potential matrix with 70% weighting on performance and 30% weighting on potential.

•	Performance scoring based on latest appraisal rating will be as follows:

Rating	Excellent	Very Good	Good
Score	100	80	60

•	Potential scoring will be based on pre-determined criteria as below:

Potential Level	High Potential	Medium Potential	Low Potential
Score	100	80	60

Factors determining potential levels:

•	Key strategic initiatives over and above the work responsibilities and the impact on the unit/business/group at large.

•	Key talent (identified in succession pipeline / scalable to large role, role / person - criticality).

•	Demonstrated mobility having moved over units / functions / locations.

•	Stakeholder relations including external influence, if any.

•	Based final weighted average score employees will be categorized in four categories as below with I being the highest rating.

Category	I	II	III	IV
Population Distribution	10%	15%	55%	20%

Performance Share Plan / Vedanta / Remco / November 2014